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[Letterhead]


                                        December 14, 2004

Exhibit 5.1


The Board of Directors
Intermountain Community Bancorp
231 N. Third

Post Office Box 967
Sandpoint, Idaho  83864

RE:     LEGAL OPINION REGARDING VALIDITY OF SECURITIES OFFERED
MTBR&F File No. 19-161.1

Ladies and Gentlemen:

We have acted as special Idaho counsel for Intermountain Community Bancorp, an Idaho corporation and bank holding company ("Intermountain"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which Intermountain is filing with the Securities and Exchange Commission (the "Commission") with respect to 25,582 shares of Intermountain common stock, no par value per share (the "Shares"), authorized for issuance upon the exercise of options granted under the Snake River Bancorp, Inc. Nonqualified Stock Option Plan for Employees and Incentive Stock Option Plan for Employees (collectively, the "Plans") that were assumed by the Company as a result of the acquisition of Snake River Bancorp, Inc..

In connection with the Shares that will be issued under the Plans, we have examined the following:

     A.      the Plans;

     B.      the Registration Statement (including the remaining exhibits); and

     C. such other documents as we have deemed necessary to form the opinion expressed below.

As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Intermountain. We have assumed without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.

With your permission and without any verification by us, we have assumed the following for purposes of rendering the opinions set forth in this letter:


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The Board of Directors
Intermountain Community Bancorp
December 14, 2004
Page 2

     A. We have assumed that each signature is genuine; each document submitted to us as an original is authentic; each document submitted to us as a copy conforms to the original; and each individual executing and delivering a document had the legal capacity to do so.

     B. We have assumed that the Plans documents have been executed and delivered in the form reviewed by us and that there are no agreements, understandings, negotiations, or courses of dealing between the parties altering the terms of the Plans or the respective rights or obligations of the parties under the Plans. We have also assumed that the Registration Statement filed with the Securities and Exchange Commission is in substantially the same form delivered to and reviewed by us.

As of the date of this letter, based upon and subject to the foregoing, and subject to the exceptions, qualifications, limitations, comments and assumptions set forth in this letter, we are of the opinion that the Shares, when issued pursuant to the Plans, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Idaho, and the Shares will be fully paid and nonassessable upon Intermountain's receipt of the consideration for which its board of directors authorized the issuance of the Shares.

The opinions set forth in this letter are subject to the following exceptions, qualifications, limitations, comments, and additional assumptions:

     A. The law covered by this opinion is limited to the law of the State of Idaho as set forth in codified statutes and reported case decisions. We express no opinion with respect to the law of any other jurisdiction and no opinion with respect to the statutes, administrative decisions, rules, regulations, or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

     B.        We express no opinion with respect to the following matters:

               (a) federal securities laws and regulations administered by the Securities and Exchange Commission, state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

               (b) pension and employee benefit laws and regulations (e.g., ERISA);

               (c) federal and state antitrust and unfair competition laws and regulations;

               (d) federal and state laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio);

               (e)    compliance with fiduciary duty requirements;

               (f)    federal and state tax laws and regulations;
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The Board of Directors
Intermountain Community Bancorp
December 14, 2004
Page 3


               (g) federal and state racketeering laws and regulations (e.g., RICO); and

               (h) other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

     C. We have assumed that Intermountain's board of directors determined that the consideration for which it authorized the issuance of the Shares was adequate.

     D. We have assumed that the Plans are among the plans included within the definition of "Snake River Option Plans" in the Plan and Agreement of Merger (the "Agreement") among Intermountain, Panhandle State Bank, Snake River Bancorp, Inc., and Magic Valley Bank, dated as of July 23, 2004.

     E. We are relying upon the opinion of Graham and Dunn PC dated September 9, 2004, that Article XII of the Intermountain's Amended and Restated Articles of Incorporation, dated March 24, 2004, does not require Intermountain's shareholders to approve the Agreement.

This opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the maters expressly contained herein. This letter is an opinion of law, not a guarantee of a court decision. This opinion is for the benefit of the addressee of this letter in connection with the Registration Statement. No other person or entity shall be entitled to rely on any matter set forth herein without the prior written consent of this firm. This opinion may not be quoted in whole or in part, nor may copies thereof be furnished or delivered to any other person without the prior written consent of this firm. This opinion has been rendered as of the date hereof, and we disclaim any obligation to advise you of any changes in the circumstances, laws, or events that may occur subsequent to the date hereof or otherwise to update this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

MOFFATT, THOMAS, BARRETT, ROCK &
        FIELDS, CHARTERED

/s/ Moffatt, Thomas, Barrett, Rock & Fields, Chartered